Exhibit 10.5

SECURED CREDITOR ASSIGNMENT AND RELEASE AGREEMENT

This Secured Creditor Assignment and Release Agreement (the “Agreement”) is made as of this 6th day of December, 2011, by and between H. D. Smith Wholesale Drug Co. (“H.D. Smith”), Arcadia Resources, Inc. (“ARI”), PrairieStone Pharmacy, LLC (“PrairieStone”), and Medication Adherence Solutions, LLC (“Purchaser”).

WHEREAS, H.D. Smith and PrairieStone entered into that certain Line of Credit and Security Agreement dated as of April 23, 2010 (the “Credit Agreement”) as evidenced by the Line of Credit Note entered into by H.D. Smith and PrairieStone dated as of April 23, 2010 (the “Note”); and

WHEREAS, ARI unconditionally guaranteed PrairieStone’s obligations under the Credit Agreement pursuant to the Unlimited Continuing Guaranty dated as of April 23, 2010 (the “Guaranty”); and

WHEREAS, pursuant to the Credit Agreement PrairieStone granted to H.D. Smith a security interest in the Collateral (as defined in the Credit Agreement) (the “Security Interests”); and

WHEREAS, ARI entered into the Pledge Agreement pursuant to which it pledged 100% of the Member Interests (the “Member Interests”) in PrairieStone owned by ARI (the “Pledge,” and together with the Credit Agreement, the Note, the Guaranty, the Pledge and related documents and instruments executed in connection therewith, the “H.D. Smith Loan Agreements”); and

WHEREAS, PrairieStone and H.D. Smith entered into that certain Primary Vendor Agreement (“PVA”) dated as of April 23, 2010; and

WHEREAS, on September 29, 2011, H.D. Smith sent notice to PrairieStone that it was in default under the H.D. Smith Loan Agreements (the “Demand Notice”) and demanded immediate payment of all principal and accrued interest due under the Credit Agreement, including all costs and expenses of collection (the “Payment Demand”); and

WHEREAS, in the Demand Notice H.D. Smith further demanded that ARI satisfy the Payment Demand pursuant to the Guaranty; and

WHEREAS, on October 6, 2011, H.D. Smith, ARI and PrairieStone entered into the Forbearance Agreement (the “Forbearance Agreement”) pursuant to which H.D. Smith agreed to forbear from enforcing its rights under the H.D. Smith Loan Agreements during the Forbearance Period (as defined in the Forbearance Agreement), and PrairieStone and ARI acknowledged PrairieStone’s default; and

WHEREAS, the Forbearance Agreement provided that, subject to its terms and conditions, H.D. Smith would consent to the sale of the assets of PrairieStone in return for (a) a payment to H. D. Smith of not less than Two Million Dollars ($2,000,000) (“Cash Payment”), and (b) the assumption of any outstanding trade payables owed by PrairieStone to H. D. Smith for goods purchased (“H. D. Smith Trade Debt”), notwithstanding that the proceeds of such sale may be less than the amount owed under the H.D. Smith Loan Documents and the Payment Demand; and

WHEREAS, PrairieStone and ARI are entering into an Asset Purchase Agreement (the “APA”) with Purchaser dated of even date herewith pursuant to which substantially all of the assets of PrairieStone will be purchased and certain of its liabilities, specifically including the H. D. Smith Trade Debt, will be assumed and paid by Purchaser (the “Asset Sale”); and

WHEREAS, contemporaneously with the Asset Sale, and as a condition for Purchaser entering into the APA, H.D. Smith shall assign to Purchaser certain of its claims against PrairieStone as set forth herein.

NOW, THEREFORE, in consideration of the recitals above, which are incorporated into and made part of this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, H.D. Smith, ARI, PrairieStone and Purchaser agree as follows:

1.
Effective Date.  The provisions of Sections 2 through 5 and Sections 7 through 12 below are effective (the “Effective Date”) upon the Closing of the Asset Sale as defined in the APA and, pursuant thereto, H.D. Smith’s receipt of the Closing Payment (as defined in the APA) and Purchaser’s assumption of the H. D. Smith Trade Debt in accordance with Section 2.3 of the APA.  In the event the APA is terminated for any reason, and the Asset Sale is not consummated, then the provisions of this Agreement shall also terminate and the rights and obligations of H.D. Smith, ARI and PrairieStone will be as set forth in the Forbearance Agreement and Purchaser shall have no obligations hereunder.  For purposes of this Agreement, the H. D. Smith Trade Debt means the amount payable by PrairieStone to H. D. Smith for goods purchased up to and including the Effective Date.  Until the Closing, Purchaser agrees to provide H.D. Smith with weekly updates regarding the status of obtaining the Licenses and Permits contemplated in Section 8.4.19 of the APA (“License Update”), which License Updates shall include a list of all licenses and certifications that Purchaser is applying for and a detailed status update on each, provided that Purchaser shall not be in default of this Agreement or the APA should it be delinquent in providing a License Update, or should a License Update not contain all of the information required above, until three business days after H.D. Smith notifies Purchaser of such delinquency or incompleteness.

2.
Release of Security Interests and Pledge.  On the Effective Date, and subject to H.D. Smith’s receipt of the Closing Payment (as defined in the APA) and Purchaser’s assumption of the H. D. Smith Trade Debt in accordance with Section 2.3 of the APA, and except for and subject to the assignment of the Assigned Claims as set forth below:

a.	H.D. Smith hereby forever releases, discharges and terminates:
i.	any and all Security Interests in all of the Collateral under the H.D. Smith Loan Agreements; and
ii.	any and all claims or encumbrances of any nature against the Collateral.
b.	H.D. Smith hereby releases the Pledge and releases any and all claims or encumbrances of any nature against the Member Interests.
c.
H.D. Smith authorizes ARI, PrairieStone, and/or Purchaser after the Effective Date to execute, record, and/or file any and all UCC termination statements and U.S. Patent Office security interest termination statements, and to execute and deliver to ARI, PrairieStone, and/or Purchaser any further instruments, documents, agreements or other filings necessary or appropriate to forever release the Collateral and the Member Interests from any interest of or claims by H.D. Smith.

3.
Termination of Agreements.  On the Effective Date, the following agreements shall be terminated (provided that such termination shall not discharge the debt owed by PrairieStone under the Assigned Claims (as defined below)):

a.	The H.D. Smith Loan Agreements, including without limitation the Credit Agreement, the Pledge and the Guaranty.
b.	The Forbearance Agreement.
c.	The PVA.

4.
Satisfaction of Amounts Owed to H.D. Smith.  Upon Closing of the Asset Sale (including H.D. Smith’s receipt of the Closing Payment (as defined in the APA) and Purchaser’s assumption of the H. D. Smith Trade Debt in accordance with Section 2.3 of the APA) and the Assignment (defined below), H.D. Smith and its Affiliates acknowledge and agree that there shall be no further amounts owed to them under the H.D. Smith Loan Agreements, the Payment Demand, the Forbearance Agreement, and any other payment obligations by ARI or PrairieStone.  “Affiliate” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with a named party in this Agreement.

5.
Termination of Common Stock Purchase Warrants.  Common Stock Purchase Warrant 99 and Common Stock Purchase Warrant 100 issued to H.D. Smith in connection with the Credit Agreement (the “Warrants”) are hereby terminated and H.D. Smith will surrender the Warrants marked “Cancelled” contemporaneously with H.D. Smith’s receipt of the Cash Payment.

6.	Obligations under the Forbearance Agreement and Note.

a.
Until the Effective Date, ARI and PrairieStone shall continue to have the obligation to maintain the value of the Collateral as set forth in Section 3 and 13 of the Forbearance Agreement and continue to operate the business in the ordinary course.  PrairieStone will continue to provide weekly reports and payments as provided in Section 3 and the Collateral Deposit Account will be maintained.  Upon receipt of the Closing Payment, H. D. Smith will return any amounts remaining in the Collateral Deposit Account to ARI.

b.	Upon execution of this Agreement, PrairieStone will have no obligation to pay accrued interest on the Note, including the payment that would otherwise have been due on December 1, 2011.

7.	General Release of Claims.

a.	On the Effective Date, H.D. Smith for itself and its Affiliates, owners, directors and officers:
i.
Releases ARI and PrairieStone, and their Affiliates, directors, officers and subsidiaries, from any claims, causes of action, liabilities, damages or losses, known or unknown, contingent or otherwise, arising out of or related in any way to the H.D. Smith Loan Agreements, the Forbearance Agreement and the PVA.

ii.	Agrees that it will not bring any claim or causes of action against the Purchaser relating in any way to the H.D. Smith Loan Agreements or the Forbearance Agreement.
iii.	Nothing herein shall be deemed to release PrairieStone of any liability under the Assigned Claims, provided that Purchaser’s right to enforce the Assigned Claims shall be limited as set forth herein.

b.
On the Effective Date, PrairieStone and ARI, for themselves and their Affiliates, owners, directors and officers and subsidiaries, release and forever discharge H.D. Smith, and its Affiliates, directors, officers and subsidiaries from any claims, causes of action, liabilities, damages or losses, known or unknown, contingent or otherwise, arising out of or related in any way to the H.D. Smith Loan Agreements, the Forbearance Agreement and the PVA.

8.
Participation in the H.D. Smith Major Value Network.  Provided Purchaser pays the applicable fees and remains compliant to the terms its MVN (as defined below) agreement, from and for a period of three (3) years after the Effective Date, H. D. Smith agrees that Purchaser and its Affiliates may participate as a participating pharmacy in the Major Value Network (the “MVN”) with access for five NCPDP Numbers for the sole purpose for operating, maintaining, and expanding the Business (as defined in the APA).  During such period H.D. Smith shall use its reasonable efforts to maintain the participation of all existing payors in the MVN.  Purchaser’s participation in the MVN shall not be conditioned upon Purchaser purchasing pharmaceutical products or supplies from H.D. Smith.

9.
Purchase of Pharmaceutical Products and Supplies.  Notwithstanding the Termination of the PVA, and for a period not to exceed six (6) months from the Effective Date, H.D. Smith will permit Purchaser to purchase pharmaceutical products and supplies from H.D. Smith on the same terms and conditions of sale, including selling prices, payment terms and delivery terms, as PrairieStone previously enjoyed under the PVA, subject to the successful completion of all necessary documentation, licenses and procedures generally required by H. D. Smith.  Purchaser shall have no obligation to purchase products or supplies from H.D. Smith.

10.	Assignment of Deficiency Claim to Purchaser; No Liability to H.D. Smith.

a.
For purposes of this Agreement, the term “Assigned Claims” means all claims and liabilities which, after reflecting payment of the Closing Payment (as defined in the APA), H.D. Smith holds or may assert against PrairieStone under the H.D. Smith Loan Agreements, including the Payment Demand.  H. D. Smith retains any and all tax benefits related to the deficiency.  Assigned Claims do not include any claims or liabilities which H.D. Smith holds or may assert against ARI.

b.
H.D. Smith assigns, conveys and transfers to Purchaser all of H.D. Smith’s right, title and interest in and to the Assigned Claims (the “Assignment”).  At the Closing, contemporaneously with H.D. Smith’s receipt of the Closing Payment, H.D. Smith shall endorse and deliver to Purchaser the original Note.

c.	PrairieStone hereby consents to the Assignment.
d.
Except for the H. D. Smith Trade Debt that Purchaser is assuming under Section 2.3 of the APA, Purchaser is assuming no, and shall not be liable for any, obligations or debts owed, for whatever purpose, by PrairieStone or ARI to H.D. Smith.

11.	Covenant Not to Sue. With respect to the Assigned Claims:

a.
Purchaser, for itself and its Affiliates and their respective directors, officers, subsidiaries, agents, employees, advisors, successors and assigns, hereby covenants not to bring any claim, proceeding, cause of action, suit or other action, including any judicial, administrative or arbitration proceeding, against ARI and PrairieStone or their respective directors, officers, subsidiaries, Affiliates, agents, employees, advisors, successors or assigns, that is based upon, arises out of or relates in any way to the Assigned Claims (the “Covenant Not to Sue”).  Without limiting the foregoing, this Covenant Not to Sue is intended to encompass, without limitation, any claims that the Secured Creditor has or may have had with respect to the H.D. Smith Loan Agreements, the Security Interests and the Payment Demand (as defined in the Secured Creditor Assignment and Release Agreement).  In the event of a breach of this Section, in addition to being entitled to specific performance of the terms herein, Sellers shall be entitled to recover from Purchaser costs and reasonable attorneys’ fees incurred in connection with the defense of any such claim, proceeding, cause of action, suit or action.

b.	The foregoing provision shall not, however, preclude Purchaser from:

i.
In any proceeding filed by, against, or concerning PrairieStone under the United States Bankruptcy Code or similar laws with respect to insolvency, or in an assignment for the benefit of creditors, asserting in such proceeding a claim (as defined in 11 U.S.C. Section 101(5)) with respect to the Assigned Claims; or

ii.
In the event a third party commences an action against PrairieStone and/or Purchaser alleging that the Purchased Assets were transferred by PrairieStone to Purchaser for less than adequate consideration, to assert the Assigned Claims defensively, including as an offset, to any such third-party claim.

12.	General Provisions.

a.
On the Effective Date, this Agreement and the APA constitute the sole and complete understanding of the parties with respect to the subject matter herein and supersedes all prior communications between the parties concerning such subject matter herein.  If there is a conflict between the terms of this Agreement or any other agreement between the parties, this Agreement controls.

b.
If any part of this Agreement should be determined to be invalid, unenforceable, or contrary to law, that part shall be amended, if possible, to conform to law, and if amendment is not possible, that part shall be deleted and other parts of this Agreement shall remain fully effective, but only if, and to the extent, such modification or deletion would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement.

c.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile or pdf copies of signatures shall be deemed originals for all purposes hereof and a Party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

d.	The headings contained in this Agreement have been inserted for the convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.
e.
This Agreement shall in all respects be interpreted, read construed and governed by the internal laws of the State of Illinois, exclusive of its conflicts of law rules. The prevailing party in any such action shall be entitled to recover all attorneys’ fees of pursuing or defending an action under this Agreement.

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

H. D. Smith Wholesale Drug Co.		Arcadia Resources, Inc.

By:	/s/ Henry Dale Smith, Jr.	By:	/s/ Marvin Richardson

Printed:	Henry Dale Smith, Jr.	Printed:	Marvin Richardson

Title:	Chairman and Chief Executive Officer	Title:	CEO & President

PrairieStone Pharmacy, LLC

By:	/s/ Marvin Richardson

Printed:	Marvin Richardson

Title:	CEO & President

Medication Adherence Solutions, LLC

By:	/s/ Robert M. Silverman

Printed:	Robert M. Silverman

Title:	Vice President and Secretary